ALR Technologies Inc. Announces Corporate Updates

ALRT has applied to OTC Markets to upgrade the trading of its common stock to the OTCQB Venture Market and has had its common stock approved for DWAC FAST

(March 5, 2020 -- RICHMOND, VA) ALR Technologies Inc. ("ALRT" or the "Company")(OTCPINK: ALRT), the diabetes management company, has been approved for its common stock to be DWAC FAST and has submitted an application to upgrade the trading of its common stock to the OTCQB® Venture Market.

OTCQB Trading Application

The Company is pleased to announce that it has applied to the OTC Markets Group Inc. to upgrade trading from the Pink Market to the OTCQB Venture Market.

We believe that graduating to the OTCQB Venture Market tier will be an important step for the company's future and that it will bring better visibility and liquidity within the investment community. The OTCQB Venture Market is better suited for developing companies with having more stringent requirements than the Pink Market such as the requirement for annual verification, a management certification process, the requirement to be current in reporting status, and the need to meet a $0.01 bid test.

We expect that OTC Markets will make its decision regarding ALRT's application for the OTCQB Venture Market within 8 weeks. While we believe we meet the eligibility and reporting requirements for the OTCQB Venture Market, there is no certainty we will be approved by OTC Markets to upgrade trading.

DWAC FAST

ALRT has been approved for deposit and withdrawal at custodian ("DWAC") eligibility for its common stock currently available on the Pink Market. DWAC is a method of electronically transferring new shares or certificates to and from the Depository Trust and Clearing Corporation ("DTCC") using our transfer agent, Pacific Stock Transfer, as the distribution point. Under the Fast Automated Securities Transfer ("FAST") there is no movement of physical securities as the transfer agent acts as custodians for the securities. FAST greatly reduces the costs associated with transferring physical stock certificates and increases the efficiency of transfers and settlement.

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About ALR Technologies Inc.

ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predicative A1C to track treatment success between lab reports; FDA-cleared Insulin Dosing Adjustment that suggests insulin dosing changes per evidence based guidelines to optimize drug therapy; and, performance tracking to ensure best practices are followed. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate", "expect", "anticipate", "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking

statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.